Exhibit 3.1

Amended and Restated Articles of Incorporation

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SUTRON CORPORATION

A VIRGINIA STOCK CORPORATION

FIRST: The name of the Corporation is: Sutron Corporation (the “Corporation”).

SECOND: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $0.01 par value per share.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 9 of Title 13.1 of the Code of Virginia.

FOURTH: The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.

SIXTH: Except to the extent that the Act prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The Corporation shall, to the fullest extent permitted by law, but subject to Section 13.1-704(B) of the Act and this Article, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom; except that the Corporation shall not indemnify any person whose conduct has been determined in accordance with the procedures set forth in the Act and this Article to constitute willful misconduct or a knowing violation of criminal law.

As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any reasonable expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of a signed written undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made under this Article if it is determined in accordance with the procedures set forth in the Act and this Article that the Indemnitee’s conduct constitutes either willful misconduct or a knowing violation of criminal law.

The Corporation shall not indemnify an Indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.  In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

Unless otherwise ordered by a court, all determinations and authorizations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance in accordance with the procedures set forth in Section 13.1-701 of the Act.  In that regard, special legal counsel selected in the manner set forth in such Section 13.1-701 may, to the extent permitted by law, be regular legal counsel to the Corporation.

The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees.  The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

All references to the Virginia Stock Corporation Act or the Act in these Articles of Incorporation shall be deemed refer to the provisions of the Virginia Stock Corporation Act in effect on the date written below.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute and these Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.